                                                                   Exhibit 10.57

                         SOFTWARE DISTRIBUTION AGREEMENT


SOFTWARE DISTRIBUTION AGREEMENT Dated as of January 3, 2006 ("Agreement") between Banta Global Turnkey, Ltd. ("we" or "us"), a Texas limited partnership, and SPSS Inc. ("you"), a corporation organized under the laws of the State of Delaware.

We are in the business of providing a variety of services to manufacturers of computer software programs, including without limitation replication and distributing copies of Programs, Products and Publications (as those terms are defined below): and

You are a manufacturer of computer software programs who wishes to have us perform such services for you.

In consideration of these premises and the agreements set out below, we and you agree as follows:

1. DEFINITIONS. When used in this Agreement, the capitalized terms listed below will have the following meanings:

         a. "ENTERPRISE" -- means any legal entity (such as a corporation) and the subsidiaries it owns by more than fifty percent (50%).

         b.       "PRODUCT" -- means both the Program and Basic Publications.

         c. "PROGRAM" -- means the computer programming code in machine-readable format that is licensed to an end user on a variety of Media by you.

         d. "PUBLICATIONS" -- means printed material. It can consist of Publications that are included with the Program (Basic Publications), and publications that are ordered and shipped separately (Optional Publications).

         e. "MASTER" -- means the unique Program and Program format for your Program that we will create in order to be able to build production copies of your Program for shipment.

         f. "MEDIA" -- means either open reel tape, tape cartridge, diskette, CD-Rom, DVD or electronic transmission of data. Media also may mean other media (for example, magneto-optical) as mutually agreed between us.

2. STATEMENT OF WORK. The services we are to provide will be described in one or more statements of work which will be mutually agreed to by you and us from time to time during the term of this Agreement. Each Statement of Work will be attached to this Agreement.

3. PURCHASE ORDERS. You will issue a purchase order to us each time services are to be performed under this Agreement. Purchase orders may be issued in paper or electronic form for material and/or printing services. Each purchase order issued to us shall include:

         a.       Product description, part number (if applicable);

         b.       Quantity being produced;

         c. Price per the price list attached to the applicable Statement of Work, or the price stated in our proposal to you (if applicable);

         d.       Requested shipment dates;

         e.       Requested shipping destinations.

4. Purchase orders issued by you are subject to the terms and conditions of this Agreement and no other terms or conditions, including your purchase order terms and conditions, shall be part of this Agreement or apply to any work we perform for you. All communications will be directed to the project manager.

5.       PROJECT MANAGER.

         a. Upon the execution of a Statement of Work, each of us shall submit to the other the name, business address and telephone number of a project manager who shall be responsible for all business and technical issues pertaining to that Statement of Work and any services described therein that we perform for you. All communications will be directed to the project manager.

         b. We or you may replace its project manager by delivery of written notice of such change. Such notice shall set forth the name, business address and telephone number of the replacement.

6. CHANGES TO A STATEMENT OF WORK. When both of us agree to change a Statement of Work, we will prepare a written description of the change. The change authorization becomes effective when we provide it to you. It need not be signed, unless either of us requests signature. Any change in the Statement of Work may affect the charges, estimated schedule, or other terms. Depending on the scope of the requested change, we may charge you for our effort to analyze it. We will then give you a written estimate of the charges for the analysis. We will perform the analysis only on your written authorization.

7.       EXPORT.

         a. You will comply with all U.S. export laws and will cooperate with us as specified below to enable us to comply. If we have reason to believe that the classification export documents provided by you, or any other aspect of the export is incorrect, we will suspend shipment without liability or further obligation to you until you correct the problem to our satisfaction.

         b. EACH PURCHASE ORDER YOU PLACE WITH US WILL CONSTITUTE YOUR CERTIFICATION THAT the recipients (whether a company or individual identified by you) of the Products, Optional Publications and any other materials distributed by us pursuant to that purchase order are not:

                  i.       Residents or nationals of embargoed countries; or

                  ii. Embargoed or proscribed Controlled-in-Fact (CIF) customers; or

                  iii. Residents or nationals or Coordinating Committee (COCOM) proscribed countries; or

                  iv. Engaged in proscribed nuclear, chemical, biological or missile technology uses or applications; or

                  v. Listed on the U.S. Department of Commerce Table of Denial Orders at the time of exportation; or

                  vi. Listed as a specially designated national by the U.S. Department of Treasury; or

                  vii. Listed as a debarred party by the U.S. Department of State; or

                  viii. In any other way prohibited from receiving your Products, Optional Publications or other materials.

         c. You will be the exporter for shipments from the United States to non-U.S. locations, and we will be acting as your forwarding agent solely for export purposes. In order for us to perform our obligations under this Agreement, you grant to us a power of attorney to sign air bills and invoices on your behalf using information supplied by you.

         d. THE FOLLOWING ARE YOUR RESPONSIBILITIES AS THEY APPLY TO EXPORTING YOUR PRODUCTS OUTSIDE OF THE UNITED STATES:

8. RECIPIENT ELIGIBILITY: You will provide a recipient list to us with complete recipient name and address. You will ensure that no recipients are prohibited from receiving Products, Optional Publications or other materials under this Agreement for any reason set forth in Section 6.b.

9.       DOCUMENTATION:

         a. You will provide us with all export license information and other necessary information before shipment occurs including:

                  i. a description of the Products, Optional Publications or other materials;

                  ii. the Export control Classifications Number (ECCN) for the Products, Optional Publications or other materials; and

                  iii. the U.S. Schedule B or Harmonized Tariff Schedule number (HTS) for the Products, Optional Publications or other materials.

         b. You will obtain export licenses for the Products and provide to us copies of all applicable documents required for exportation including but not limited to:

                  i. a GTDR written assurance from each recipient if the Products, Optional Publications or other materials are to be exported under a General License General Technical Data Restricted-with assurance (GTDR-with assurance). These written assurances will be provided in advance of any shipment; and updated as needed, but in any event all assurances will be updated at least annually.

                  ii.      An individual validated export license if required;

                  iii. U.S. Department of State Export License, U.C. Department of State Commodity Jurisdiction Decision or ECCN if the Products, Optional Publications or other materials incorporate a cryptographic algorithm,

         c. In the event that content addition or changes to Products, Optional Publications or other materials require export reclassification, you will provide undated export documentation.

         d. THE FOLLOWING ARE ADDITIONAL RESPONSIBILITIES AS THEY APPLY TO ORDERS DISTRIBUTED FROM OUR FACILITY IN CORK, IRELAND ("CORK FACILITY") WITH REGARD TO CONTROLLED SOFTWARE:

                  i. In addition to the requirements set forth above, in order to comply with the Irish requirements, you must complete the Cork Facility's classification questionnaire for each controlled Software Product and return it to the appropriate agency of the Irish government. The appropriate agency of the Irish government will classify the Software Product and keep the questionnaire. In the event that content addition or changes to Products, Optional Publications or other materials require export reclassification, you will notify us and provide an updated questionnaire to the appropriate agency of the Irish government. The Cork Facility will obtain any necessary Irish export licenses.

10. PAYMENTS AND BILLING. We will bill you for fees as specified in the price lists attached to the Statements of Work or, when applicable, our proposal to you and payment is due at payment terms of Net 45 days.

         a. Fees specified in the Statement of Work or our proposal do not include transportation charges (unless otherwise stated in the applicable price list) or any taxes, duties or other charges imposed by any governmental authority that may be due. You will be responsible for payment of any such transportation charges, taxes, duties or other charges. Prior to any Products, Optional Publications or other materials being distributed to an end user, you will provide us with an appropriate resale certificate, and instruct us not to charge sales tax since you will charge any sales tax due on your transaction with your end user customer.

         b. Below are the parameters under which prices can change for each Statement of Work implemented during the term of this
                  Agreement:

                  i. Prices quoted in the initial Statement of Work, except Publications, will be frozen for 12 months from signing the initial Statement of Work.

                  ii. Any change in Media volumes after implementation of a Statement of Work, will be priced from the applicable price list or our proposal to you, if volumes warrant.

                  iii. After the initial 12-month period that this Agreement is in effect, we may increase prices in a Statement of Work, other than Publications which are covered in
                           Section 7.d) below. However, except as provided below, prices initially applicable to any Statement of Work, other than Publications, will not increase during the second 12-month period that this Agreement is in effect by more than the actual increase of the Manufacturing Index found within the Employment Cost Indexes and Levels, as published by the U.S. Department of Labor during that period. As an exception to this increase limit, we may increase prices in a Statement of Work to reflect labor cost increases imposed on us by federal or state law or regulation. Any such price increase will become effective on the same date that the mandated labor cost increase first affects us.

11.      PUBLICATIONS.

         a. Pricing for Publications is based on original Publication specifications provided by you. However,

                  i.       paper prices may be readjusted quarterly;

                  ii. other charges for printing and binding are fixed annually, but labor costs may be increased more frequently as stated in Section 7.c); and

                  iii. prices may be adjusted any time there are changes in Publication specifications.

         b. The foregoing price parameters assume manufacturing and distribution work to be done in the United States.

12. LICENSE. You grant to us a no-charge, royalty-free, non-transferable, non-exclusive license to reproduce and distribute copies of your Programs, Publications and other materials to the extent necessary for us to perform our obligations under this Agreement.

13.      WARRANTY.

         a.       GENERAL. You represent and warrant the following:

                  i. That you are under no obligation or restriction which would in any way interfere with or be inconsistent with your obligations under this Agreement;

                  ii. that you have or that third parties have licensed to you the intellectual property rights, including but not limited to patients, trademarks, copyrights and trade secrets to the Products, Optional Publications and other materials to perform your obligations under this Agreement and to grant the license to us herein; and

                  iii. That the Products, Optional Publications or other materials do not infringe any intellectual property rights; including but not limited to patents, trademarks, copyrights and trade secrets of any third party and that no claims or notice of claim of infringement have been received by you.

         b. HARMFUL CODE. You also represent and warrant that each copy of the Programs or updates or error correction code, as provided to us, does not contain any code, programming instruction or set of instructions that is intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programming code, data files, or hardware without the consent of the computer user. You shall establish and enforce procedures, which shall be reviewed with us, at our request, to prevent any such code, programming instruction or set of instructions from being incorporated into the Programs and shall promptly notify us of any knowledge or suspicion that any such elements have been incorporated.

         c.       OUR WARRANTY.

                  i. The Programs and Publications, produced by Banta and/or Banta suppliers, will be free from defect in material and workmanship.

                  ii. Banta and its suppliers further warrant that they will not introduce any routine, device, code or instructions (including any code or instructions provided by third parties) or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, bug, error, defect or trap door, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with, or otherwise harming the software program or the equipment or hardware of any potential user of the software program.

                  iii. We will replace at no charge any Program or Publication due to defective media or manufacture. This shall be your sole remedy for defects. WE DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

14. INDEMNIFICATION. You will indemnify, defend, and hold us harmless against any claims, losses, and expenses, including attorney fees and other costs of litigation, based on or arising out of any third party claim that any Product, Optional Publication or other material infringes any third party intellectual property rights or for any breach by your of your warranties in this Agreement.

         a. BANTA will indemnify, defend, and hold you harmless against any claims, losses, and expenses, including attorney fees and other costs of litigation, based on or arising out of any third party claim that Banta has introduced any routine, device, code or instructions (including any code or instructions provided by third parties) or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, bug, error, defect or trap door, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with, or otherwise harming the software program.

         b. These indemnities are conditioned upon prompt written notice to you of the claim or proceeding subject to indemnification; cooperation by us at your expense in the defense and settlement of any such claim; and mutual consent to settlement or resolution of any such claim, which consent shall not unreasonably be withheld.

15. INFORMATION. Terms for exchange of confidential information will be handled according to the Confidential Non-Disclosure Agreement which you and we will sign at the same time as this Agreement is signed.

         a. For all information which does not meet the definition of "Confidential Information" under the Confidential Non-Disclosure Agreement, no obligation of confidentiality of any kind is assumed by, or shall be implied against, either party with respect thereto regardless of whether the non-confidential information is received in the Programs, Publications or some other form and whenever received from the other party under this Agreement or in activities related hereto. Either party shall be free to use or disclose any information concepts, ideas, know-how, or techniques contained in non-confidential information received under this Agreement, subject only to valid copyrights and patents owned or licensed by the party providing such information.

16. TERMS AND TERMINATION. Unless otherwise terminated as provided herein, this Agreement shall be in effect from the date first written above and shall remain in force for three (3) years. This Agreement shall automatically renew thereafter for successive periods of one (1) year each unless either of us give notice of its intent to terminate this Agreement not less than one hundred eighty (180) days prior to the expiration of the initial term or any renewal term. Not less than sixty
         (60) days prior to the end of the initial term or the renewal term then in effect, we will propose to you the pricing to be applicable to each Statement of Work during the next renewal term. Unless you object to our proposed pricing within ten (10) days after receipt, the proposed pricing will become effective as of the beginning of the next renewal term. If you do object within the ten (10) day period, we will negotiate mutually acceptable pricing with you, but if prices have not been agreed to by the date on which notice of termination must be given, we will either agree to terminate the Agreement or continue the Agreement on a day-to-day basis while price negotiations continue.

17.      TERMINATION.

         a. TERMINATION FOR CONVENIENCE. You may terminate this Agreement for convenience or for any other reason upon 180 days' prior written notice to us. We may terminate this Agreement for convenience or for any other reason upon 180 days' prior written notice to you. If we terminate this Agreement for any reason other than as specified in Section 12.b), then during the 180-day notice period we will assist you in finding a new vendor and will make every reasonable effort to make the transition from us to your new vendor a smooth one.

         b. TERMINATION FOR CAUSE. Either party may terminate this Agreement by written notice if the other materially breaches its obligations under this Agreement. Such a termination notice must specifically identify the breach (or breaches) upon which it is based and will become effective 180 days after the notice is received by the other party, unless the breach(es) is (are) corrected during the 180 days.

         c. TERMINATION OF STATEMENTS OF WORK AND PURCHASE ORDERS. You may terminate a Statement of Work on 180 days' written notice to us or an individual purchase order on 30 days' written notice to us. We may terminate a Statement of Work on 180 days' written notice to you or an individual purchase order on 30 days' written notice to you if you do not meet your obligations. Upon termination, we will stop our work in an orderly manner as soon as practical.

18.      SURVIVAL.

         a. Neither termination or expiration of this Agreement, any Statement of Work or any purchase order shall have any effect upon the respective rights and liabilities of the parties in connection with any work we previously performed or that were in process on the date termination became effective. In particular, you agree to pay us for all services we provide, all costs incurred, in connection with services or Products, Optional Publications or other materials we provide, and any Products, Optional Publications or other materials we deliver through the termination of the Agreement, Statement of Work, or purchase order, as the case may be. Payment includes any charges we incur in terminating subcontracts or orders for raw materials.

         b. Any terms or this Agreement which by their nature extend beyond its termination, including the provisions of Sections 9, 10, 11, and 13, will remain in effect until fulfilled, and apply to respective successors and assignees.

19.      GENERAL.

         a. FREEDOM OF ACTION. Nothing in this Agreement shall prohibit or strict either party from independently developing, acquiring, and marketing products, services, and other materials which are competitive with the products, services, or materials of the other party.

         b.       LIMITATIONS. We shall have no liability to you:

                  i. For any third party actions which violate your intellectual property rights, or

                  ii. For non-payment of license fees or service charges by others.

         c. Notwithstanding anything herein to the contrary, in no event shall either party be liable to the other for any indirect, incidental, special, punitive, or consequential damages, including lost profits, regardless of the form of the action, whether in contract or tort (including negligence), provided however that Banta agrees to pay SPSS for any incidental, consequential, special or other indirect damages sustained by SPSS during the period from January 3, 2006 to the expiration or termination of this agreement, including any applicable renewal terms, as a result of Banta's or its subcontractor's breach of Section 13.c.ii of this Agreement up to a limit of $1,000,000 in aggregate during such period. No action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of action has accrued.

         d. CHOICE OF LAW. This Agreement will be governed by the substantive laws of the State of Illinois.

         e. ENTIRE AGREEMENT. This Agreement, together with any Statements of Work entered into by the parties from time to time during the term hereof, and purchase orders issued to us hereunder, all of which are incorporated into this Agreement by this reference, are the complete agreement regarding these transactions, and replace any prior oral or written communication between us. If there is a conflict between terms in this Agreement and those in a Statement of Work, the terms in the Statement of Work shall prevail over the terms of this Agreement; provided, however, that all shipments of Products, Optional Publications or other materials shall be subject to
                  Section 6 unless we agree to the contrary in a written document which specifically states that Section 6 does not apply to a particular shipment described therein and which is signed by our authorized representative.

         f. SEVERABILITY. If any provision of this Agreement is held to be illegal, unenforceable, or in conflict with any law of any governmental entity with jurisdiction over this Agreement, the other portions shall remain valid and enforceable.

         g. AMENDMENTS IN WRITING. No amendment, modification or waiver of any provision of this Agreement shall be effective unless it is in a writing executed by authorized representatives of both parties. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy.

         h. NOTICE. Any notices required or permitted under this Agreement shall be made by fax, email, express overnight courier service, charges paid by shipper, or certified or registered mail, postage prepaid and return receipt requested, provided that the same is addressed to the party to be notified at the following address (or such other address, or to the attention of such other person, as may be hereinafter designated in writing by the party to be notified):

         i.       In the case of notices to us:

                           Banta Global Turnkey

                           1600 Disk Drive

                           P.O. Box 220

                           Plover, WI  54467-0220

                           ATTN:  SPSS Contact Administrator

                           Fax Number:  (715) 341-0874

                  ii.      In the case of notices to you:

                               SPSS Inc.

                               233 S. Wacker Drive, Suite 100

                               Chicago, IL  60606-6307

                               ATTN:  Terry Schohn

                               Fax Number:  (312) 264-3484

         i. FORCE MAJEURE. Neither party shall be held liable for failure to fulfill its obligations under this Agreement, if such failure is caused by flood, extreme weather, fire, or other natural calamity, acts of governmental agency, or similar causes beyond the control of such party.

         j. CAPTIONS. The designation of a title, or a caption or a heading for any provision of the Agreement is for the purpose of convenience only and shall not limit or construe the contents of this Agreement in any way.


IN WITNESS WHEREOF, you and we have caused this Agreement to be signed by our authorized representatives to execute this Agreement as of the date first written above.

BANTA GLOBAL TURNKEY, Ltd.                SPSS Inc.


By: /s/ Ronald D. Kneezel                 By: /s/ Raymond H. Panza
         Authorized Signature                     Authorized Signature

Name (type or print): Ronald D. Kneezel   Name (type or print): Raymond H. Panza

Title: VP General Counsel and Secretary   Title: EVP, Corporate Operations,
                                                 CFO and Secretary